EXHIBIT 10-C

AMENDMENT TO THE

COLGATE-PALMOLIVE COMPANY

EXECUTIVE INCENTIVE COMPENSATION PLAN

AMENDMENT, dated as of September 7, 2006 (this “Amendment”), to the Colgate-Palmolive Company (the “Company”) Executive Incentive Compensation Plan (the “Plan”).

WHEREAS, the Board of Directors of the Company (the “Board”) desires to align the Fair Market Value definition under the Plan with recent rule changes made by the Securities and Exchange Commission;

WHEREAS, the Plan currently provides that the Fair Market Value as of a given date shall equal the average of the highest and lowest reported sales price as of such date on the New York Stock Exchange Composite Tape or on any other national exchange on which the Common Stock is listed;

WHEREAS, subject to the other terms and conditions of the Plan, the Board desires to change the Fair Market Value definition under the Plan to the closing stock price as reported on the New York Stock Exchange Composite Tape as of a given date; and

WHEREAS, to give effect to this change, the Board approved by unanimous written consent, dated as of the date hereof, to amend the “Fair Market Value” definition of the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

The definition of “Fair Market Value” in Section 2 of the Plan is hereby amended to read in full as follows:

“‘Fair Market Value’ of any security means, as of any given date, the price at which such security was last sold on such date as reported on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed. The Fair Market Value of any other property, or of any security for there is no regular public trading market, shall be determined by the Committee in good faith.”